EX-99.4.b

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

March 29, 2012

Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

Re: Allocation of Expenses Relating to the Reorganization of the Delaware Large Cap Value Fund into the Delaware Value Fund

Ladies and Gentlemen:

This letter is in reference to the Plan of Reorganization dated as of [February 8, 2012] (the “Plan”).  Capitalized terms used herein and not otherwise defined have the respective meanings assigned to such terms in the Plan.  The purpose of this letter is to memorialize our agreement regarding the portion of the expenses of entering into and carrying out the Plan that will be borne by Delaware Management Company, a series of Delaware Management Business Trust (“DMC”), Delaware Large Cap Value Fund and Delaware Value Fund.  By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, DMC agrees that, consistent with Section 10 of the Plan, the expenses of entering into and carrying out the provisions of the Plan, whether or not consummated, will be borne as follows: 40% by DMC, 30% by the Delaware Large Cap Value Fund, and 30% by the Delaware Value Fund.

This Agreement may be executed in counterparts, each of which shall be considered an original.

Delaware Management Company, a series of
Delaware Management Business Trust

By:           /s/ Richard Salus_______
Name:  Richard Salus
Title:    Senior Vice President, Controller & Treasurer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Equity Funds II, on behalf of its
Delaware Large Cap Value Fund and
Delaware Value Fund

By:           /s/ Patrick Coyne_______
Name:  Patrick P. Coyne
Title:    Chairman, President & Chief Executive Officer